THIRD AMENDMENT TO THE
PIONEER NATURAL RESOURCES USA, INC.
401(k) AND MATCHING PLAN
(Amended and Restated Effective as of January 1, 2020)

THIS THIRD AMENDMENT is made and entered into by Pioneer Natural Resources USA, Inc. (the “Company”):

WITNESSETH:

WHEREAS, the Company maintains the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan (the “Plan”);

WHEREAS, pursuant to Section 8.3 of the Plan, the Benefit Plan Design Committee (the “Committee”) of the Company maintains the authority to amend the Plan at any time; and

WHEREAS, effective September 1, 2020 (the “Effective Date”), the Committee desires to amend the Plan to limit future contributions and transfers into the employer stock fund.

NOW THEREFORE, the Plan is hereby amended as of the Effective Date as follows:

1. Section 4.2 of the Plan is hereby amended as follows:

Trust Divestment Options. For investment purposes the Trust shall be divided into the Pioneer Stock Investment Fund, which shall be a common fund invested in Pioneer Stock, and such number and kind of other separate and distinct Investment Funds as the Committee shall determine in its absolute discretion; however, the Committee shall offer at least three Investment Funds in addition to the Pioneer Stock Investment Fund, each of which options is diversified and has materially different risk and return characteristics. Effective September 1, 2020, Participants may invest up to 20% of future After-Tax Contributions, Catch-Up Contributions, In-Plan Roth Rollover Contributions, Matching Contributions, Pre-Tax Contributions, Pre-Tax Bonus Contributions, Rollover Contributions and Roth Contributions in the Pioneer Stock Investment Fund. Effective September 1, 2020, notwithstanding any provision to the contrary, a Participant may not transfer any investment into the Pioneer Stock Investment Fund if the amount a Participant holds under the Pioneer Stock Investment Fund exceeds 20% of the Participant’s total Account balance.

The Trust assets allocated to a particular Investment Fund other than the Pioneer Stock Investment Fund shall be invested by the Trustee and/or one or more investment managers duly appointed in accordance with the provisions of the Trust, as the case may be, in such type of property, whether real, personal or mixed, as the Trustee is directed to acquire and hold for such Investment Fund. Dividends and other amounts received with respect to Pioneer Stock held in the Pioneer Stock Investment Fund shall be invested in Pioneer Stock. The assets of the Trust allocated to a particular Investment Fund shall be invested by the Trustee and/or one or more investment managers duly appointed in accordance with the provisions of the trust agreement establishing the Trust, as the case may be, in such type of property acceptable to the Trustee as the Trustee is directed to acquire and hold for such Investment Fund. Upon becoming a

Participant in the Plan, each Participant shall direct, in the manner prescribed by the Committee, that all amounts credited to his or her Accounts under the Plan shall be invested, in percentage multiples authorized by the Committee, in one or more of the Investment Funds. The Plan must provide reasonable divestment and reinvestment opportunities at least quarterly. Except as provided in regulations, the Plan may not impose restrictions or conditions on the investments in the Pioneer Stock Investment Fund that the Plan does not impose on the investment of other Plan assets, other than restrictions or conditions imposed by reason of the application of securities laws or a condition permitted under Internal Revenue Service Notice 2006-107 or other applicable guidance. In the absence of such direction, the Participant will be deemed to have directed that his or her Accounts under the Plan be invested in life-cycle of targeted-retirement-date fund or account within the meaning of Department of Labor Regulations Section 2550.404c-5(e)(4)(i). In accordance with final Department of Labor regulations, the Committee will provide each Participant with a notice, at least 30 days prior to the beginning of each Plan Year, which explains the Participant’s right under the Plan to designate how contributions and earnings will be invested and explaining how in the absence of any investment election by the Participant, such contributions and earnings will be invested in a default investment fund. Subject to such conditions and limitations as the Committee in its absolute discretion may prescribe from time to time for application to all Participants on a uniform basis, a Participant may change his or her investment direction with respect to future contributions or redirect the investment of the amounts credited to his or her Accounts each business day to be effective as soon as is administratively practicable.

2. Section 5.3(x) is hereby added to the Plan as follows:

(x) Any provision of this Plan to the contrary notwithstanding, the amounts credited to the Employer Account of a Participant who is specifically designated by the Vice President, Human Resources of the Company as being involuntarily terminated in connection with the Fall 2020 Restructuring Program announced by the Company on August 10, 2020, shall become fully vested and nonforfeitable on the date of such involuntary termination.

NOW, THEREFORE, be it further provided that except as provided above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Company has executed this Third Amendment this 27th day of August 2020 to be effective as specified above.

PIONEER NATURAL RESOURCES USA, INC.

By: /s/ Tyson L. Taylor
Name: Tyson Taylor
Title: Vice President, Human Resources